Exhibit 99.1

Orthofix International Reports Second Quarter 2016 Financial Results

Net sales of $104.1 million; an increase of 3.1% over prior year

LEWISVILLE, Texas — August 1, 2016 — Orthofix International N.V. (NASDAQ:OFIX) today reported its financial results for the second quarter ended June 30, 2016.  For the second quarter of 2016, net sales were $104.1 million, loss per share from continuing operations was ($0.35) and adjusted earnings per diluted share from continuing operations was $0.41.

“Our second quarter continued to demonstrate solid and consistent performance both in our financial results as well as our operational improvements. A key driver of this performance was, once again, outstanding execution by our BioStim strategic business unit.  Additionally, we continue to make steady progress in achieving our margin expansion and ROIC objectives,” said Brad Mason, President and Chief Executive Officer.

Second Quarter Financial Results

The following table provides net sales, net sales change and constant currency net sales change by strategic business unit (“SBU”) for the three months ended June 30, 2016 and 2015:

	Three Months Ended June 30,
(Unaudited, U.S. Dollars, in thousands)	2016	2015	Reported Change	Constant Currency Change
BioStim	$44,758	$40,703	10.0%	10.0%
Biologics	14,256	15,274	(6.7%)	(6.7%)
Extremity Fixation	26,817	25,594	4.8%	4.8%
Spine Fixation	18,244	19,383	(5.9%)	(5.8%)
Total net sales	$104,075	$100,954	3.1%	3.1%

The growth in the BioStim SBU was primarily driven by increased order counts from an expanding customer base and our order to cash process improvements that increased the overall percentage that we collect on orders and therefore increased net sales. The decrease in the Biologics SBU was primarily due to the exclusion from a large national hospital account and additional competing product offerings. The increase in net sales in the Extremity Fixation SBU was largely due to growth in the U.S. as a result of the increased adoption of our TrueLok Hexapod System® (“TL-HEX™”) and the addition of new distributors. The decrease in net sales in the Spine Fixation SBU was primarily due to the loss of several key surgeon customers in the U.S., the timing of international cash collections and the exclusion from a large national hospital account.  Gross profit increased $2.5 million to $81.6 million. Gross margin slightly increased to 78.4% as compared to 78.3% in the prior year period.

Net margin (gross profit less sales and marketing expenses) was $35.5 million, a decrease of 1.6% compared to $36.1 million in the prior year period. This decline was driven by an increase in sales and marketing expenses, offset by the improvement in gross profit. The increase in sales and marketing expenses was primarily driven by lower than usual sales and marketing expenses in the prior year period due to the restructuring of the U.S. Extremity Fixation sales management organization.

Operating expenses increased by $10.1 million to $84.2 million, compared to $74.1 million in the prior year period.  This increase was driven by charges of $12.9 million relating to our ongoing settlement discussions with the Division of Enforcement of the Securities and Exchange Commission (the “SEC”) related to the SEC’s investigation of (1) our prior accounting review and restatements of financial statements and (2) allegations of improper payments with respect to our Brazil-based subsidiary, as further discussed in our Form 10-Q for the second quarter ended June 30, 2016, and the increase in sales and marketing expenses, offset by decreases in general and administrative expenses and restatement and related costs. The decrease in general and administrative expenses was driven by decreased professional and consulting fees, and a legal judgment incurred in the prior year.

Operating loss was $2.6 million compared to operating income of $4.9 million in the prior year period.

Net loss from continuing operations was $6.3 million, or ($0.35) per share, compared to net income of $4.1 million, or $0.21 per diluted share in the prior year period.

Adjusted net income from continuing operations was $7.5 million, or $0.41 per diluted share, compared to adjusted net income of $6.3 million, or $0.33 per diluted share in the prior year period.

EBITDA was $2.6 million, compared to $11.0 million in the prior year period. Adjusted EBITDA, which excludes share-based compensation, foreign exchange impact, strategic investments, restatements and related costs, infrastructure investments, legal judgments, gain on sale of assets, and charges related to U.S. Government resolutions, increased to $19.2 million or 18.5% of net sales for the second quarter, compared to $17.2 million or 17.1% of net sales in the prior year period.

As of June 30, 2016, cash and cash equivalents were $40.5 million compared to $63.7 million as of December 31, 2015. This change was primarily driven by share repurchases, offset by an increase in operating cash flows.  As of June 30, 2016 the Company had no outstanding indebtedness and borrowing capacity of $125 million.

Share Repurchase Plan

As previously announced, the Company initiated a share repurchase plan in the fourth quarter of 2015 of up to $75 million of the Company’s common stock through the end of September 2017. As of June 30, 2016, the Company had repurchased a cumulative total of approximately 1,374,000 shares of common stock for $55.5 million under this plan, of which approximately 404,000 shares of common stock were repurchased for $17.4 million in the second quarter of 2016.

Fiscal 2016 Outlook

For the fiscal year ending December 31, 2016, the Company expects the following results, assuming exchange rates are the same as those currently prevailing.

2016 Outlook
Net sales	$ 412 million — $ 416 million[1]
Net income from continuing operations	$ 9 million — $ 13 million[2]
Adjusted EBITDA	$ 69 million — $ 72 million[3]
EPS from continuing operations	$ 0.48 — 0.68[4]
Adjusted EPS from continuing operations	$ 1.35 — 1.45[5]

1 Represents a year-over-year increase of 3.9% to 4.9% on a reported basis.

2 Represents a year-over-year increase of approximately $11 million to $15 million on a reported basis.

3 Represents a year-over-year increase of 13.7% to 18.6%. For additional detail, refer to the reconciliation of Adjusted EBITDA to Net Income included within the Selected Financial Data.

4 Represents a year-over-year increase of approximately $0.60 to $0.80 per share using 18,700,000 to 18,500,000 shares outstanding for 2016, respectively.

5 Represents a year-over-year increase of 70.9% to 83.5% using 18,700,000 to 18,500,000 shares outstanding for 2016, respectively. For additional detail, refer to the reconciliation of Adjusted EPS from continuing operations to EPS from continuing operations included within the Selected Financial Data.

Conference Call

Orthofix will host a conference call today at 5:00 PM Eastern time to discuss the Company's financial results for the second quarter of 2016. Interested parties may access the conference call by dialing (877) 419-6590 in the U.S. and (719) 325-4745 outside the U.S., and referencing the conference ID 4910382. A replay of the call will be available for two weeks by dialing (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and entering the conference ID 4910382. A webcast of the conference call may be accessed by going to the Company's website at www.orthofix.com, by clicking on the Investors link and then the Events and Presentations page.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients' lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville, Texas, the Company has four strategic business units that include BioStim, Biologics, Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the Company's sales representatives, distributors and its subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as the Musculoskeletal Transplant Foundation and the Texas Scottish Rite Hospital for Children. For more information, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries, are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to: the expected sales of our products, including recently launched products; the continuation of our ongoing share repurchase program; our ongoing settlement discussions with the Division of Enforcement of the Securities and Exchange Commission (the "SEC") related to investigation that arose out of our prior accounting review and restatements of financial statements and our review of allegations of improper payments involving our Brazil-based subsidiary; the geographic concentration of certain of our sales and accounts receivable in countries or territories that are facing severe fiscal challenges; unanticipated expenditures; changing relationships with customers, suppliers, strategic partners and lenders; changes to and the interpretation of governmental regulations; the resolution of pending litigation matters (including our indemnification obligations with respect to certain product liability claims against our former sports medicine global business unit); our ongoing compliance obligations under a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services (and related terms of probation); risks relating to the protection of intellectual property; changes to the reimbursement policies of third parties; the impact of competitive products; changes to the competitive environment; the acceptance of new products in the market; conditions of the orthopedic and spine industry; credit markets and the global economy; corporate development and market development activities, including acquisitions or divestitures; unexpected costs or operating unit performance related to recent acquisitions; and other risks described in the "Risk Factors" section of our 2015 Annual Report on Form 10-K, as well as in other reports that we file in the future. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release.

Company Contact
Orthofix International N.V.
Mark Quick
P: 214-937-2924
E: markquick@orthofix.com

ORTHOFIX INTERNATIONAL N.V.

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited, U.S. Dollars, in thousands, except share and per share data)	2016	2015	2016	2015
Product sales	$90,868	$86,868	$176,493	$163,700
Marketing service fees	13,207	14,086	26,261	27,016
Net sales	104,075	100,954	202,754	190,716
Cost of sales	22,515	21,910	44,651	41,249
Gross profit	81,560	79,044	158,103	149,467
Operating expenses
Sales and marketing	46,037	42,946	90,853	87,231
General and administrative	17,954	22,506	34,672	44,075
Research and development	6,792	6,451	14,428	12,296
Restatements and related costs	545	2,213	790	8,129
Charges related to U.S. Government resolutions	12,870	—	12,870	—
	84,198	74,116	153,613	151,731
Operating (loss) income	(2,638)	4,928	4,490	(2,264)
Other income and expense
Interest (expense) income, net	(113)	74	(151)	(198)
Other income, net	147	853	1,980	1,544
	34	927	1,829	1,346
(Loss) income before income taxes	(2,604)	5,855	6,319	(918)
Income tax expense	(3,685)	(1,778)	(7,979)	(2,742)
Net (loss) income from continuing operations	(6,289)	4,077	(1,660)	(3,660)
Discontinued operations
Loss from discontinued operations	(1,572)	(730)	(2,562)	(1,511)
Income tax benefit	474	225	728	364
Net loss from discontinued operations	(1,098)	(505)	(1,834)	(1,147)
Net (loss) income	$(7,387)	$3,572	$(3,494)	$(4,807)
Net income (loss) per common share—basic:
Net (loss) income from continuing operations	$(0.35)	$0.22	$(0.09)	$(0.20)
Net loss from discontinued operations	(0.06)	(0.03)	(0.10)	(0.06)
Net (loss) income per common share—basic	$(0.41)	$0.19	$(0.19)	$(0.26)
Net income (loss) per common share—diluted:
Net (loss) income from continuing operations	$(0.35)	$0.21	$(0.09)	$(0.20)
Net loss from discontinued operations	(0.06)	(0.02)	(0.10)	(0.06)
Net (loss) income per common share—diluted	$(0.41)	$0.19	$(0.19)	$(0.26)
Weighted average number of common shares:
Basic	18,147,681	18,769,415	18,312,781	18,750,804
Diluted	18,147,681	18,989,579	18,312,781	18,750,804

ORTHOFIX INTERNATIONAL N.V.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(U.S. Dollars, in thousands except share data)	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$40,482	$63,663
Trade accounts receivable, less allowance for doubtful accounts of $9,560 and $8,923 at June 30, 2016 and December 31, 2015, respectively	56,438	59,839
Inventories	61,334	57,563
Prepaid expenses and other current assets	19,734	31,187
Total current assets	177,988	212,252
Property, plant and equipment, net	52,499	52,306
Patents and other intangible assets, net	7,822	5,302
Goodwill	53,565	53,565
Deferred income taxes	56,443	57,306
Other long-term assets	16,421	19,491
Total assets	$364,738	$400,222
Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$13,676	$16,391
Other current liabilities	63,523	65,597
Total current liabilities	77,199	81,988
Other long-term liabilities	29,308	27,923
Total liabilities	106,507	109,911
Contingencies
Shareholders’ equity
Common shares $0.10 par value; 50,000,000 shares authorized; 18,108,540 and 18,659,696 issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	1,811	1,866
Additional paid-in capital	205,337	232,126
Retained earnings	59,057	62,551
Accumulated other comprehensive loss	(7,974)	(6,232)
Total shareholders’ equity	258,231	290,311
Total liabilities and shareholders’ equity	$364,738	$400,222

ORTHOFIX INTERNATIONAL N.V.
Selected Financial Data

Non-GAAP Performance Measures

The following tables in this press release present reconciliations of net income (loss) from continuing operations, earnings per diluted share from continuing operations, gross profit, operating income (loss) and net cash provided by operating activities, in each case calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to, as applicable, non-GAAP performance measures, referred to as "EBITDA," "Adjusted EBITDA," "Adjusted net income from continuing operations," "Adjusted diluted earnings per share from continuing operations," "Net margin" and "Free cash flow" that exclude items specified in the tables. A more detailed explanation of the items excluded from these non-GAAP measures, as well as why management believes the non-GAAP measures are useful to them, is included in the Reconciliations of Non-GAAP Performance Measures section below.

Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited, U.S. Dollars, in thousands)	2016	2015	2016	2015
Net (loss) income from continuing operations	$(6,289)	$4,077	$(1,660)	$(3,660)
Interest expense (income), net	113	(74)	151	198
Income tax expense	3,685	1,778	7,979	2,742
Depreciation and amortization	5,130	5,267	10,003	10,575
EBITDA	$2,639	$11,048	$16,473	$9,855
Share-based compensation	1,856	1,800	3,902	3,576
Foreign exchange impact	(185)	(643)	(2,000)	1,678
Strategic investments	206	440	404	901
Restatements and related costs	545	2,213	790	8,129
Infrastructure investments	1,284	1,303	2,246	3,462
Legal judgment	—	1,066	—	1,066
Gain on sale of assets	—	—	—	(3,100)
Charges related to U.S. Government resolutions	12,870	—	12,870	—
Adjusted EBITDA	$19,215	$17,227	$34,685	$25,567

As a % of net sales	18.5%	17.1%	17.1%	13.4%

Adjusted Net Income from Continuing Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited, U.S. Dollars, in thousands)	2016	2015	2016	2015
Net (loss) income from continuing operations	$(6,289)	$4,077	$(1,660)	$(3,660)
Income tax expense as reported	3,685	1,778	7,979	2,742
(Loss) income before income taxes from continuing operations	(2,604)	5,855	6,319	(918)
Foreign exchange impact	(185)	(643)	(2,000)	1,678
Strategic investments	206	440	404	901
Restatements and related costs	545	2,213	790	8,129
Infrastructure investments	1,284	1,303	2,246	3,462
Legal judgment	—	1,066	—	1,066
Gain on sale of assets	—	—	—	(3,100)
Charges related to U.S. Government resolutions	12,870	—	12,870	—
Adjusted net income from continuing operations before income taxes	12,116	10,234	20,629	11,218
Income tax expense at 38%	(4,604)	(3,889)	(7,839)	(4,263)
Adjusted net income from continuing operations	$7,512	$6,345	$12,790	$6,955

Adjusted Earnings per Diluted Share from Continuing Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited, per diluted share)	2016	2015	2016	2015
EPS from continuing operations	$(0.35)	$0.21	$(0.09)	$(0.20)
Income tax expense as reported	0.20	0.09	0.43	0.14
EPS before income taxes from continuing operations	(0.15)	0.30	0.34	(0.06)
Foreign exchange impact	(0.01)	(0.03)	(0.11)	0.09
Strategic investments	0.01	0.02	0.02	0.05
Restatements and related costs	0.03	0.11	0.04	0.43
Infrastructure investments	0.07	0.07	0.13	0.18
Legal judgment	—	0.06	—	0.06
Gain on sale of assets	—	—	—	(0.16)
Charges related to U.S. Government resolutions	0.71	—	0.69	—
Adjusted EPS from continuing operations before income taxes	0.66	0.53	1.11	0.59
Income tax expense at 38%	(0.25)	(0.20)	(0.42)	(0.22)
Adjusted EPS from continuing operations	$0.41	$0.33	$0.69	$0.37

Weighted average number of diluted common shares	18,470,047	18,989,579	18,629,861	18,960,073

Net Margin and Net Margin by SBU

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited, U.S. Dollars, in thousands)	2016	2015	2016	2015
Gross profit	$81,560	$79,044	$158,103	$149,467
Less: sales and marketing	(46,037)	(42,946)	(90,853)	(87,231)
Total net margin	$35,523	$36,098	$67,250	$62,236

BioStim	18,577	16,787	34,988	30,800
Biologics	6,719	7,285	12,823	13,229
Extremity Fixation	8,162	9,149	15,340	16,165
Spine Fixation	2,203	3,173	4,539	2,644
Corporate	(138)	(296)	(440)	(602)
Total net margin	$35,523	$36,098	$67,250	$62,236
General and administrative	17,954	22,506	34,672	44,075
Research and development	6,792	6,451	14,428	12,296
Restatements and related costs	545	2,213	790	8,129
Charges related to U.S. Government resolutions	12,870	—	12,870	—
Operating (loss) income	$(2,638)	$4,928	$4,490	$(2,264)

Free Cash Flow

	Six Months Ended June 30,
(Unaudited, U.S. Dollars, in thousands)	2016	2015
Net cash provided by operating activities	$21,268	$8,954
Less: capital expenditures	(10,356)	(13,576)
Free cash flow	$10,912	$(4,622)

Fiscal 2016 Outlook

	2016 Outlook
(Unaudited, U.S. Dollars, in millions)	Low	High
Net income from continuing operations	$8.9	$12.7
Interest (income) expense, net	0.3	0.2
Income tax expense	13.0	15.2
Depreciation and amortization	20.5	20.0
EBITDA	$42.7	$48.1
Share-based compensation	8.4	8.4
Foreign exchange impact	(2.0)	(2.0)
Strategic investments	0.5	0.4
Restatements and related costs	1.3	0.8
Infrastructure investments	2.8	2.5
Charges related to U.S. Government resolutions	14.4	12.9
Succession charges	0.9	0.9
Adjusted EBITDA	$69.0	$72.0

	2016 Outlook
(Unaudited, per diluted share)	Low	High
EPS from continuing operations	$0.48	$0.68
Income tax expense as forecasted	0.70	0.82
Foreign exchange impact	(0.11)	(0.11)
Strategic investments	0.03	0.02
Restatements and related costs	0.07	0.04
Infrastructure investments	0.15	0.14
Charges related to U.S. Government resolutions	0.77	0.70
Succession charges	0.05	0.05
Income tax expense at 38%	(0.79)	(0.89)
Adjusted EPS from continuing operations	$1.35	$1.45

Weighted average number of diluted common shares	18,700,000	18,500,000

Reconciling Items for Adjusted EBITDA, Adjusted Net Income from Continuing Operations and Adjusted Earnings per Diluted Share from Continuing Operations

•

Share-based compensation – costs related to the Company's share-based compensation plans, which include stock options, restricted stock awards, performance-based restricted stock awards (if applicable), and the Company's stock purchase plan.

•

Foreign exchange impact – gains and losses related to foreign exchange transactions.  Guidance presented does not include the impact of any future foreign exchange fluctuations, and may be adjusted based on future foreign exchange fluctuations.

•	Strategic investments – costs related to the Company's strategic investments such as our investment in eNeura, Inc.
•

Restatements and related costs – legal, accounting, and other professional costs related to the Company's accounting review and restatements through March 2015 and legal fees associated with the ongoing SEC Investigation and Securities Class Action Complaint and Brazil subsidiary compliance review.

•	Infrastructure investments – costs associated with our multi-year process and systems improvement effort, "Bluecore."
•	Legal judgment – judgment against the Company related to a lawsuit filed by a former distributor.
•	Gain on sale of assets – gain on the sale of the Company's Tempus™ Cervical Plate product line in the first quarter of 2015.
•

Charges related to U.S. Government resolutions – charges for potential payments related to ongoing settlement discussions with the Division of Enforcement of the Securities and Exchange Commission (the “SEC”) related to the SEC’s investigation of our prior accounting review and restatements of financial statements and allegations of improper payments involving our Brazil-based subsidiary, as further discussed in Note 11 of our Form 10-Q for the second quarter ended June 30, 2016.

•	Succession charges – costs related to the succession of certain of the Company’s former named executive officers

Net Margin

Net margin is a non-GAAP financial measure, which is calculated by subtracting sales and marketing from gross profit. Net margin is the primary metric used by the Company’s Chief Operating Decision Maker in managing the Company.

Free Cash Flow

Free cash flow is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operating activities. Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.

Constant Currency

Constant currency measures actual performance using foreign currency rates from the comparable, prior-year period, to present actuals at comparable rates. Constant currency can be presented for numerous GAAP measures, but is most commonly used by management to compare revenues without the impact of changes in foreign currencies. When disclosed, constant currency measures are presented with the applicable GAAP measure for comparability.

Effective Tax Rate Used in Adjusted Net Income from Continuing Operations and Adjusted Earnings per Diluted Share from Continuing Operations

The Company believes using a 38% effective tax rate is meaningful given it reflects management’s expectation of its long-term normalized tax rate, which is based on current tax law and current expected income. The Company’s actual income tax expense will ultimately be based on its GAAP performance and may differ from the 38% rate used in the financial measures due to a variety of factors, including the jurisdictions in which profits are determined to be earned and taxed; the resolution of issues arising from tax audits with various tax authorities; and the ability to realize deferred tax assets.

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period-over-period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors and to establish operational goals and forecasts that are used in allocating resources. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash. In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business units.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this press release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows. Similarly, certain non-cash expenses such as equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company's performance. The GAAP results provide the ability to understand the Company's performance based on a defined set of criteria. The non-GAAP measures reflect the underlying operating results of the Company's businesses, which management believes is an important measure of the Company's overall performance. The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company's senior management in its financial and operational decision-making. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix's business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company's operating strategies. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix's underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.

Source

Orthofix International N.V.